Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL:	GISX
Thursday, October 23, 2003	TRADED:	Nasdaq

GLOBAL IMAGING REPORTS RECORD SECOND QUARTER REVENUES AND NET INCOME

Second Quarter Revenues Up Nine Percent;

EPS Again Tops Analyst Consensus

TAMPA, Fla., Oct. 23–Global Imaging Systems, Inc. today announced record-high revenues, operating income and net income for the second fiscal quarter ended September 30, 2003. Revenues were up nine percent to $189.1 million versus $173.4 million a year ago. Operating income increased 12 percent to $21.4 million from $19.1 million in the second quarter last year.

Net income increased 34 percent to $11.4 million from $8.5 million earned in the second quarter last year, reflecting substantially lower interest expense, primarily the result of the company’s debt refinancing completed during the first quarter and lower debt levels compared to a year ago. Again exceeding the analyst consensus estimate, second quarter diluted earnings per share were 48 cents versus 39 cents a year ago. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter reached $25.3 million, up 11 percent from $22.8 million in the second quarter a year ago.

For the six months ended September 30, 2003, net income amounted to $15.7 million compared with $16.2 million earned in the first half last year. These results reflect a prepayment premium and other pretax charges totaling $8.4 million related to the comprehensive debt refinancing, which penalized 2004 diluted EPS by 26 cents. Diluted earnings per share were 69 cents versus 75 cents for the first six months a year ago. Revenues increased 13 percent to $369 million from $327 million in the first half last year. Earnings before interest, taxes, depreciation, amortization and loss on early extinguishment of debt (adjusted EBITDA) for the first half reached $48.8 million, up 11 percent from $44.1 million in the corresponding period a year ago.

Tom Johnson, chairman and CEO of Global Imaging Systems, said, “Our consistent record operating performance and solid balance sheet reaffirm our continued focus on the Global business model. Strong steady profits, strong steady cash flow, stable management teams, stable sales forces and our high touch with customers allow us to continue to excel in the middle market.”

Mr. Johnson added, “We have a simple business model. We don’t wander far afield from what we know how to do, which is sell and service office technology that meets the needs of small and medium size businesses, the engine of the economy. They need Global’s products and services, and they especially need and want our passion for their productivity.”

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He attributed the strong second quarter performance to further improvements in the economy and across-the-board gains among Global companies. “As for our internal growth,” he said, “automated office equipment, primarily copiers, was steady-as-you-go, achieving an eight percent increase for the second quarter. The technology side of our business posted its third consecutive quarter of positive comparisons, growing at a five percent rate in the second quarter. Our combined internal growth rate for the second quarter was 7.5 percent.”

Mr. Johnson noted, “Our focused asset management program remained on track as we reduced our inventory by over $2 million in the quarter, despite taking advantage of certain special incentives from our vendors for purchases at the end of the quarter. This represents the fourth consecutive quarter of inventory reduction. At the same time, our accounts receivable further improved to a low 36 days sales outstanding.”

Looking forward, Mr. Johnson said, “With the announcement last Friday of our latest acquisition, we still anticipate acquiring $60 to $100 million in annualized revenue this fiscal year. This acquisition, like the several previous ones, was funded out of cash flow, which continues to be sufficiently strong to fund our capital expenditures as well as our disciplined acquisition program.

“We remain optimistic about the second half of our fiscal year. We expect top-line growth in the 8-to-11 percent range for the third quarter of our fiscal 2004, not including any potential acquisitions. In light of our second quarter performance, we now believe that diluted earnings per share for our fiscal 2004 third quarter should be in the range of 47 to 49 cents, which would compare with diluted EPS of 41 cents in the corresponding quarter last year.”

The company’s second quarter conference call is scheduled for this morning, October 23, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.global-imaging.com. The webcast will be archived and available on the investor relations page of the company’s website.

Global Imaging Systems offers thousands of middle-market customers a one-stop shop for office technology solutions from a network of 146 offices in 28 states and the District of Columbia. The company provides a broad line of office technology solutions including the sale and service of automated office equipment, network integration services and electronic presentation systems. The company is also a disciplined, profitable consolidator in the highly fragmented office technology solutions industry.

EBITDA represents earnings before interest, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for the loss on early extinguishment of debt. EBITDA and adjusted EBITDA are measures of performance that are not calculated in accordance with generally accepted accounting principles (GAAP). EBITDA and adjusted EBITDA are presented as supplemental disclosures because (1) management believes they are useful tools for investors to assess the operating performance of the business in comparison to other businesses in the industry; (2) rating agencies and lenders believe they are useful measures of Global’s ability to service debt and of overall

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operating performance; and (3) certain restrictive covenants in Global’s credit facilities contain financial ratios based on adjusted EBITDA. Management believes that the most directly comparable GAAP financial measure is net income. A reconciliation of net income to EBITDA and adjusted EBITDA is included in this release.

This news release contains forward-looking statements and statements based on forward-looking information, including statements relating to Global’s expected future revenues, earnings and earnings per share, future growth rates, future cash flows and the sufficiency of future cash flows to fund capital expenditures as well as acquisitions, future condition of and growth in customers’ businesses, the future performance of Global’s market, and general economic conditions. These statements are based on numerous assumptions and are subject to uncertainties and risks. Actual results could differ materially. Factors that might cause Global’s results to differ materially include risks relating to the pace of recovery in the economy; rising interest rates; Global’s debt and debt service obligations; the challenge of integrating acquired businesses; the need for funding acquisitions; Global’s ability to close acquisitions in a timely and cost-effective manner; the need for skilled employees; rapid technological change in Global’s industry; dependence on suppliers; and high levels of competition. Most of these risks are discussed in more detail under the caption “Risk Factors” in Global’s annual report on Form 10-K for the year ended March 31, 2003.

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FOR FURTHER INFO:    Tom Johnson, Chairman and Chief Executive Officer, or

Ray Schilling, Senior Vice President and Chief Financial Officer

Global Imaging Systems, Inc.

813/960-5508

-or-

Investor Relations Consultants, Inc.

727/781-5577

E-mail: gisx@mindspring.com

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GLOBAL IMAGING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands except per-share amounts)

	Three Months Ended September 30,			Six Months Ended September 30,
	2003		2002	2003		2002
Revenues:
Equipment and supplies sales	$144,034		$130,284	$278,852		$243,847
Service and rentals	45,033		43,126	90,387		83,225

Total revenues	189,067		173,410	369,239		327,072
Costs and operating expenses:
Cost of equipment and supplies sales	95,079		86,814	183,461		160,178
Service and rental costs	23,232		21,628	46,538		41,453
Selling, general and administrative expenses	49,182		45,672	97,839		88,132
Intangible asset amortization	137		156	283		350

Total costs and operating expenses	167,630		154,270	328,121		290,113

Income from operations	21,437		19,140	41,118		36,959
Loss on early extinguishment of debt	—		—	8,433		—
Interest expense	2,645		4,955	6,787		9,940

Income before income taxes	18,792		14,185	25,898		27,019
Income taxes	7,404		5,689	10,218		10,835

Net income	$11,388		$8,496	$15,680		$16,184

Net income per common share:
Basic	$0.53		$0.40	$0.73		$0.77

Diluted	$0.48	(a)	$0.39	$0.69	(a)	$0.75

Weighted average number of shares outstanding:
Basic	21,486		21,123	21,388		21,008
Diluted	24,433		21,732	23,670		21,622

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

(a) The calculation of diluted earnings per common share for the quarter and year-to-date fiscal 2004 assumes the conversion of convertible notes issued in May 2003 resulting in 2,407 and 1,802 additional shares, respectively. For purposes of diluted earnings per common share, net income for the quarter and year-to-date fiscal 2004 includes the addback of $433 and $646, respectively, representing interest and financing fee expense, net of taxes, associated with the convertible notes.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA:
Net income	$11,388		$8,496	$15,680		$16,184
Income taxes	7,404		5,689	10,218		10,835
Interest expense, net	2,645		4,955	6,787		9,940
Amortization	137		156	283		350
Depreciation	3,744		3,460	7,448		6,839

EBITDA	25,318		22,756	40,416		44,148
Loss on early extinguishment of debt	—		—	8,433		—

Adjusted EBITDA	$25,318		$22,756	$48,849		$44,148

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	March 31,
	2003	2003
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$14,557	$11,343
Accounts receivable, net	79,849	74,248
Inventories	73,585	80,810
Other current assets	8,392	8,137

Total current assets	176,383	174,538
Rental equipment, net	16,661	12,897
Property and equipment, net	10,546	11,364
Goodwill and other assets	341,347	333,239

Total assets	$544,937	$532,038

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$51,951	$67,779
Current maturities of long-term debt	1,526	878
Deferred revenue	22,547	22,617
Income taxes payable	10,188	5,886

Total current liabilities	86,212	97,160
Deferred income taxes	13,045	10,924
Long-term debt, less current maturities	195,927	193,873

Total liabilities	295,184	301,957
Total stockholders’ equity	249,753	230,081

Total liabilities and stockholders’ equity	$544,937	$532,038

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GLOBAL IMAGING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Six Months Ended September 30
	2003	2002
OPERATING ACTIVITIES:
Net income	$15,680	$16,184
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	7,448	6,839
Amortization	283	350
Amortization of financing fees	621	610
Non-cash portion of loss on early extinguishment of debt	3,058	—
Deferred income taxes	1,966	1,789
Unearned stock-based compensation	235	143
Changes in operating assets and liabilities, net of amounts acquired in purchase business combinations:
Accounts receivable	(5,052)	(5,359)
Inventories	7,515	(19,762)
Prepaid expenses and other current assets	(60)	1,314
Other assets	(322)	182
Accounts payable	(14,459)	17,813
Accrued liabilities, compensation and benefits and interest	(1,781)	(528)
Deferred revenue	(486)	(568)
Income taxes payable	4,251	5,177

Net cash provided by operating activities	18,897	24,184
INVESTING ACTIVITIES:
Purchase of property, equipment and rental equipment	(10,275)	(5,564)
Payment for purchase of businesses, net of cash acquired	(5,907)	(28,199)

Net cash used in investing activities	(16,182)	(33,763)
FINANCING ACTIVITIES:
Net (payments) borrowings on revolving line of credit	(26,541)	9,445
Net payments on other long-term debt	(68,257)	(375)
Proceeds from issuance of long-term debt	140,000	—
Redemption and retirement of notes	(100,000)	—
Issuance of convertible notes	57,500	—
Financing fees paid	(5,689)	(166)
Stock options exercised	3,486	675

Net cash provided by financing activities	499	9,579

Net increase in cash and cash equivalents	3,214	—
Cash and cash equivalents, beginning of period	11,343	—

Cash and cash equivalents, end of period	$14,557	$—

Supplemental disclosure of non-cash financing activities:
Issuance of restricted stock	$—	$1,175

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

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